As filed with the Securities and Exchange Commission on September 22, 2003

Registration No. 333-100655

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

Amendment No. 8 to

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KINGSWAY FINANCIAL SERVICES INC.

(Exact name of registrant as specified in its charter)

Ontario	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5310 Explorer Drive, Suite 200 Mississauga, Ontario L4W 5H8 (905) 629-7888	Mr. James R. Zuhlke Kingsway America Inc. 1515 Woodfield Road, Suite 820 Schaumburg, Illinois 60173 (847) 619-7610
(Address and telephone number of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

KINGSWAY AMERICA INC.

KINGSWAY U.S. FUNDING INC.

KINGSWAY FINANCIAL CAPITAL TRUST I

(Exact name of registrant as specified in its charter)

Delaware	98-0180930 30-0121682 57-6195377
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Kingsway America Inc. 1515 Woodfield Road, Suite 820 Schaumburg, Illinois 60173 (847) 619-7610	Mr. James R. Zuhlke Kingsway America Inc. 1515 Woodfield Road, Suite 820 Schaumburg, Illinois 60173 (847) 619-7610
(Address and telephone number of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Janet O. Love, Esq. Lord, Bissell & Brook 115 South LaSalle Street Chicago, Illinois 60603 (312) 443-0700	William R. Kunkel, Esq. Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

This Amendment No. 8 to the Registration Statement (Reg. No. 333-100655) is being filed with the Securities and Exchange Commission by Kingsway Financial Services Inc., Kingsway America Inc., Kingsway U.S. Funding Inc. and Kingsway Financial Capital Trust I solely to add exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.     Indemnification of Directors and Officers

Under the Corporations Act (Ontario), Kingsway Financial may indemnify a present or former director or officer or a person who acts or acted at Kingsway Financial’s request as a director or officer of another corporation of which Kingsway Financial is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of Kingsway Financial, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from Kingsway Financial as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

In accordance with the Corporations Act (Ontario), Kingsway Financial’s by-laws provide that it shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Kingsway Financial’s request as a director or officer of another corporation of which Kingsway Financial is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such body if he acted honestly and in good faith with a view to the best interests of Kingsway Financial, and, in the case of a criminal action or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Kingsway Financial has purchased directors’ and officers’ liability insurance for the directors and officers of Kingsway. The aggregate annual premium paid by Kingsway Financial is $507,800. The annual insurance coverage under the policy is limited to $45 million per policy year. There is a $1 million deductible provision for any claim made by Kingsway Financial, but no such deductible provision for claims made directly by any director or officer.

As permitted under the Delaware General Corporation Law, Kingsway America’s Certificate of Incorporation and bylaws eliminate the personal liability of a director to Kingsway America and its stockholders for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated or limited for (i) any breach of the director’s duty of loyalty to Kingsway America or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.

Kingsway America’s Certificate of Incorporation and bylaws also provide for indemnification of officers, directors, employees and agents of Kingsway America to the full extent allowed by Delaware law, provided that, in the event of an action or suit by or in the right of Kingsway America, the person shall be indemnified only to the extent of his expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit and not for judgments, fines or amounts paid in settlement. The Delaware General Corporation Law authorizes indemnification of officers, directors and persons serving other entities in certain capacities at the request of Kingsway America, subject to certain conditions and limitations set forth therein, against all expenses and liabilities incurred by or imposed upon them as a result of actions, suits and proceedings brought against them in such capacity if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Kingsway America.

The Underwriting Agreement provides for indemnification by the Underwriters of the Registrants and their officers and directors for certain liabilities arising under the Securities Act, or otherwise.

The certificate of incorporation and bylaws for Funding Co. provide that Funding Co. shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law.

The Declaration of Trust limits the liability of the Trust and certain other persons and provides for the indemnification by Funding Co. and the Trust of the trustees, their officers, directors and employees and certain other persons.

ITEM 9.    Exhibits and Financial Schedules

(A) Exhibits

See Exhibit Index.

(B) Financial Statement Schedules

The following Kingsway financial statement schedules are included as part of this registration statement immediately following the signature pages.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or ir shown in the financial statements or the notes thereto.

ITEM 10.    Undertakings

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of either registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) of 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, Kingsway Financial Services Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Country of Canada, on September 19, 2003.

KINGSWAY FINANCIAL SERVICES INC.

By:	/S/ WILLIAM G. STAR
William G. Star,
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ WILLIAM G. STAR William G. Star	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 19, 2003

/S/ W. SHAUN JACKSON W. Shaun Jackson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 19, 2003

* David H. Atkins	Director	September 19, 2003

* John L. Beamish	Director	September 19, 2003

* Thomas A. Di Giacomo	Director	September 19, 2003

* Bernard Gluckstein	Director	September 19, 2003

* J. Brian Reeve	Director	September 19, 2003

* F. Michael Walsh	Lead Director	September 19, 2003

/S/ JAMES R. ZUHLKE James R. Zuhlke	Director	September 19, 2003

*	The undersigned, by signing his name hereto, does hereby sign this Amendment No. 8 to the Registration Statement on behalf of each of the above-indicated persons pursuant to a power of attorney executed by each such person.

By:	/S/ WILLIAM G. STAR
William G. Star Chairman, President and Chief Executive Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 8 to the Registration Statement has been signed below by the undersigned as the duly authorized representative of Kingsway Financial Services Inc. in the United States.

By:	/s/ JAMES R. ZUHLKE
James R. Zuhlke

SIGNATURES

Pursuant to the requirements of the Securities Act, Kingsway America Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, Illinois, on September 19, 2003.

KINGSWAY AMERICA INC.

By:	/S/ JAMES R. ZUHLKE
James R. Zuhlke President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ JAMES R. ZUHLKE James R. Zuhlke	President, Chief Executive Officer and Director (Principal Executive Officer)	September 19, 2003

/S/ BRIAN K. WILLIAMSON Brian K. Williamson	Chief Financial Officer (Principal Financial and Accounting Officer)	September 19, 2003

/S/ WILLIAM G. STAR William G. Star	Director	September 19, 2003

/S/ W. SHAUN JACKSON W. Shaun Jackson	Director	September 19, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act, Kingsway U.S. Funding Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, Illinois, on September 19, 2003.

KINGSWAY U.S. FUNDING INC.

By:	/S/ JAMES R. ZUHLKE
James R. Zuhlke President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ JAMES R. ZUHLKE James R. Zuhlke	President and Director (Principal Executive Officer)	September 19, 2003

/S/ BRIAN K. WILLIAMSON Brian K. Williamson	Treasurer (Principal Financial and Accounting Officer)	September 19, 2003

/S/ WILLIAM G. STAR William G. Star	Director	September 19, 2003

/S/ W. SHAUN JACKSON W. Shaun Jackson	Director	September 19, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act, Kingsway Financial Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, Illinois, on September 19, 2003.

KINGSWAY FINANCIAL CAPITAL TRUST I

By:	/S/ JAMES R. ZUHLKE
James R. Zuhlke Administrative Trustee

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
1.1		Form of Underwriting Agreement.

4.1		Form of Indenture between Kingsway U.S. Funding Inc., Kingsway Financial Services Inc. and BNY Midwest Trust Company, Trustee.

4.2		Officer’s Certificate setting forth the terms of the Junior Subordinated Debentures.

4.3		Form of Junior Subordinated Debenture (included in Exhibit 4.2).

4.4	**	Certificate of Trust of Kingsway Financial Capital Trust I.

4.5	**	Declaration of Trust of Kingsway Financial Capital Trust I.

4.6		Form of Amended and Restated Declaration of Trust of Kingsway Financial Capital Trust I.

4.7		Form of Preferred Security (included in Exhibit 4.6).

4.8		Form of Common Security (included in Exhibit 4.6).

4.9		Form of Preferred Securities Guarantee Agreement between Kingsway Financial Services Inc., as Guarantor, and BNY Midwest Trust Company, as Guarantee Trustee.

4.10		Form of Guarantee of Junior Subordinated Debenture (included in Exhibit 4.1)

4.11		Form of Subordinated Note.

5.1		Opinion of Richards, Layton & Finger, P.A.

8.1		Tax Opinion of Lord, Bissell & Brook.

10.1	**

Credit Agreement dated February 23, 1999 among Kingsway Financial Services Inc., Kingsway U.S. Finance Partnership and the lenders named therein; Credit Amending Agreement dated as of August 11, 2000; Second Amendment to Credit Amendment dated as of March 30, 2001; Third Amendment to Credit Agreement dated as of June 30, 2001; Fourth Amendment to Credit Agreement dated as of October 5, 2001; Credit Agreement Consent and Waiver dated September 9, 2002; and Fifth Amendment to Credit Agreement dated as of October 25, 2002.

10.2	**

Credit Agreement dated May 28, 2002 among Kingsway Financial Services Inc., Kingsway U.S. Finance Partnership and the lenders named therein; Credit Amending Agreement dated as of September 24, 2002; Second Credit Amending Agreement dated as of September 24, 2002; Third Amending Agreement dated as of October 30, 2002.

10.3	**	Consent and Amendment letter dated December 4, 2002 and Sixth Amendment to Credit Agreement dated as of January 1, 2003 to the Credit Agreement dated February 23, 1999. (1)

10.4	**	Fourth Credit Amending Agreement dated December 4, 2002 and Fifth Credit Amending Agreement dated as of January 1, 2003 to the Credit Agreement dated May 28, 2002. (1)

10.5	**	Seventh Amendment to Credit Agreement dated as of February 13, 2003 to the Credit Agreement dated February 23, 1999.

10.6	**	Sixth Credit Amending Agreement dated as of February 13, 2003 to the Credit Agreement dated May 28, 2002.

10.7	**	Eighth Amendment to Credit Agreement dated as of March 28, 2003 to the Credit Agreement dated February 23, 1999.

10.8	**	Amended Credit Agreement dated May 27, 2003 among Kingsway Financial Services Inc., Kingsway U.S. Finance Partnership and the lenders named therein.

10.9	**	Ninth Amendment to Credit Agreement dated as of May 27, 2003 to the Credit Agreement dated February 23, 1999.

10.10	**	Tenth Amendment to Credit Agreement dated as of June 30, 2003 to the Credit Agreement dated February 23, 1999.

10.11	**	Eleventh Amendment to Credit Agreement dated as of August 31, 2003 to the Credit Agreement dated February 23, 1999.

E-1

Exhibit Number		Description of Exhibit

10.12		Second Amendment to Amended Credit Agreement dated as of August 31, 2003 to the Amended Credit Agreement dated May 27, 2003.

11.1	**	Computation of earnings per share.

12.1	**	Computation of Ratio of Earnings to Fixed Charges.

23.1	**	Consent of KPMG LLP as Auditors.

23.2	**	Consent of KPMG LLP as Appointed Actuary.

23.3	**	Consent of KPMG LLP as Auditors relating to Form 6-K filed on September 12, 2003, as amended.

23.4		Consent of Lord, Bissell & Brook (included in Exhibit 8.1).

23.5		Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1).

24.1	**	Power of Attorney.

25.1	**	Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company as Trustee under the Indenture.

25.2	**	Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company as Property Trustee under the Amended and Restated Declaration of Trust.

25.3	**	Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company as Guarantee Trustee under the Preferred Securities Guarantee Agreement.

*	To be filed by amendment.
**	Previously filed.
(1)	Portions of this Exhibit have been omitted pursuant to a Confidential Treatment Request filed with the SEC.

E-2